410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Appointment of Lawrence E. Washow as Vice Chairman of the Board and Declaration of Quarterly Dividends

CHICAGO-(October 14, 2020)- Oil-Dri Corporation of America (NYSE:ODC) announced that effective today, Lawrence E. Washow, a current director, has been appointed as Vice Chairman of its Board of Directors.

Daniel S. Jaffee, Chairman, President and Chief Executive Officer, commented, “Larry has brought a wealth of expertise to Oil-Dri’s Board of Directors over the past seven years. His global experience in minerals, mining, manufacturing and distribution has proven to be invaluable to the Company. We look forward to benefiting from Larry’s leadership in his new role as Vice Chairman of the Board.”

Mr. Washow has been a member of the Company’s Board of Directors since 2013 and serves on its Audit and Executive Committees. He had a distinguished career at AMCOL International Corporation (now Mineral Technologies Inc.) where he held many leadership roles including President, Chief Executive Officer and Director. He also serves as a board member and partner of Eudora Global, LLC and a board member of Aspire Brands, Inc. Mr. Washow is a private investor and advisor for a number of early stage companies.

In addition to this appointment, Oil-Dri’s Board of Directors today declared quarterly cash dividends of $0.26 per share of the Company’s Common Stock and $0.195 per share of the Company’s Class B Stock.

The dividends declared will be payable on November 27, 2020 to stockholders of record at the close of business on November 13, 2020. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for seventeen consecutive years.

Oil-Dri expects to release earnings for its first quarter of fiscal 2021 after the close of the U.S. stock market on Monday, December 7, 2020.

Due to the uncertainty and concerns relating to the COVID-19 pandemic, Oil-Dri will host its first quarter fiscal 2021 earnings discussion and its Annual Meeting of Stockholders virtually via a live webcast on Tuesday, December 8, 2020 at 9:30 am Central Time. The record date for voting eligibility at the Annual Meeting was Friday, October 9, 2020.

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515

Participation details will be communicated via web alert approximately one week prior to the webcast and posted on our website’s Events page.

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 75 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends

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Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515